J.P. TURNER & COMPANY, LLC
INVESTMENT BANKING
                                        November 25, 2003 (the "Effective Date")
                                                                --------------

Mr. Allen D. Allen
Chief Executive Officer
CytoDyn, Inc.
4236 Longridge Avenue, Suite 302
Studio City, CA 91604

Re:   Financial Representative Agreement with J.P. Turner & Company, LLC

Dear Mr. Allen,

      This letter (the "Agreement") is to confirm the engagement of J.P. Turner & Company, LLC (the "Agent") by CytoDyn, Inc, (the "Company") on the above date, for purposes of providing services as detailed herein in consideration for the fees and compensation described below.

1.0   THE PARTIES

      1.1 The Company, with its principal office at 4236 Longridge Avenue, Suite 302, Studio City, CA 91604, USA, Phone: 505-988-5520 and Fax: 323-525-0870

      1.2 Agent, a Georgia limited liability company, with its principal office at 3060 Peachtree Road, 11th Floor, Atlanta, GA, USA, 30305; Phone:
404-479-8300 and-Fax: 877-660-9935.

      1.3 The persons executing this Agreement represent to each other that they have full and complete authority to do so.

2.0   THE AGREEMENT

      2.1 The Company desires to consider selling securities (the "Offering"). The Offering shall be on terms and conditions satisfactory to the Company. As a result of an introduction made through Agent to an investor, either single investor, several investors, or a related entity (collectively the "Investor"), should al1 or any part of the Offering be placed with the Investor, the Company shall owe Agent the fees described herein. Should the Company close on any introduced transactions under this Agreement, it shall be understood that the Offering met terms and conditions satisfactory to the Company.

      2.2 It is acknowledged by the Company that it has relied upon its own advisors in evaluating all aspects of this Offering. The Company represents that is has not relied upon any representations or statements made by Agent or its employees concerning this Offering. Furthermore, the Company intentionally waives and releases Agent from any and all claims or causes of action for any losses or damages that the Company may sustain as a result of entering into this Offering.

      2.3 The terms of this Agreement shall be 12 months from the Effective Date (the "Term"). Upon expiration of this Agreement, Agent shall be entitled to receive all accrued compensation, including any unpaid Cash Fees (as defined below), Warrants (as defined below), an un-reimbursed expenses, if any.



          3060 PEACHTREE ROAD, FLOOR 1100, ATLANTA, GEORGIA, 30305 USA
                      PHONE: 404-479-8300 FAX: 877-660-9935

      2.4 The Company shall be under no obligation to pay any fees or other monies whatsoever to Agent unless the purchase of all or part of the Offering contemplated by this Agreement has closed with the Investor (the "Closing"). If the Offering is concluded through multiple fundings or stepped milestones, then each separate funding shall be deemed a Closing and the fees shall be paid to Agent at each Closing as described. The total amount of the fee due Agent shall be due and payable on the date of Closing and delivered simultaneous to the Agent with the delivery of the funds to the Company. The Company shall be under no obligation to consummate any such Offering, except upon such terns as shall be acceptable to the Company in its sole discretion.

      2.5 The Company represents and warrants to the Agent that with respect to the Offering: (i) the Company has consulted its own legal counsel on all aspects of the Offering; (ii) Agent has not made any representations to the Company to induce it to execute this Agreement other than expressly and directly made herein; (iii) the Company has performed its own due diligence investigation and had the opportunity to ask questions of the Investor and its management team and analyze their responses; (iv) the Company has not relied on any information, representations or warranties of any individual or entity, including without limitation the Agent, in connection with the Offering but for those made directly, personally and epressly by the Investor in the definitive transaction documents memorializing the Offering; and (v) the Company acknowledges that Agent has acted solely as a finder and introduced the Company to the Investor.

      2.6 Prior to introduction to any particular Investor, Agent will first disclose the identity of the proposed Investor to the Company. The Company, at its sole discretion, can approve or decline whether such introduction can be made to the proposed Investor. If the Company does not disapprove in writing whether such an introduction can be made to Investor within 48 hours of the disclosure of an Investor by Agent to the Company, then such inaction shall be deemed an approval. It is expressly agreed that the Company shall promptly respond to all such introduction proposals. If approved, any proposed Investor shall be deemed a proposed investor (the "Agent Proposed Investor"). Compensation, shall be triggered if an Agent's Proposed Investor, or parties referred by an Agent's Proposed Investor, invest during the Term of the Agreement, as amended, plus 180 days. If the Company in its sole discretion agrees to a term sheet provided by Agent via one of Agent's Proposed Investors by mutually executing the said term sheet, the Company will grant to Agent a 30-day exclusive period from the date at which the term sheet was consummated.

3.0   THE FEE

      3.1 The Company shall pay Agent cash fee equal to 10.00% of the gross proceeds of the Offering (the "Cash Fee"} as received by the Company from Agent's Proposed Investors. The Company shall also issue the Agent a warrant to purchase a number of the Company's common shared equal to 7.00% of the gross proceeds of the Offering (the "Warrant") as received by the Company from Agent's Proposed Investors. The Warrant shall have an exercise price equal to the closing bid price of the Company's common shares on the prior trading date to the Closing (the "Strike Price").

      3.2 In further consideration for the services described herein, the Company shall issue and deliver to Agent a non-refundable common stock purchase warrant (the "Investment Warrant" collectively with the Warrant, the "Warrants") for the purchase of three hundred thousand (300,000) shares of the Company's common stock. The Investment Banking Warrant shall have an exercise price of thirty tents ($.30) per share upon issuance, be fully paid, non-assessable, and free of any restrictions on transfer, but for those restrictions that are the result of state or federal securities law. The Investment Banking Warrant shall immediately and completely vest in favor of the Agent.

            The Warrants upon issuance, shall immediately vest in favor of the Agent, be fully paid, non-assessable, and free of any restrictions on transfer, but for those restrictions that are the result of state or




          3060 PEACHTREE ROAD, FLOOR 1100, ATLANTA, GEORGIA, 30305 USA
                      PHONE: 404-479-8300 FAX: 877-660-9935
federal securities laws. The Warrants shall be issued to Agent in the form of a a warrant agreement (the "Warrant Agreement"), which shall be in a form and content reasonably satisfactory to Agent and its counsel. The Warrant Agreement shall provide for, among other provisions, the above terms and the following:
(1) The Warrants shall expire five years after the date that the Warrant Agreement is issued (2) The Warrants shall have customary anti-dilution provisions for stock dividends, splits, mergers, and sale of substantially all assets of the Company (3) Agent may exercise the Warrants at any time after signing the Warrant Agreement (4) The Warrants shall contain a "Cashless Exercise" provision (5) The Company shall reserve, and at all times have available, a sufficient number of shares of its common stock to be issued upon the exercise of the Warrants and (6) The Company shall grant unlimited "piggy back" registration rights, at the Company's expense, to include the shares of the underlying common stock in any registration statement filed by the Company under the Securities Act of 1933 relating to an underwriting of the sale of shares of common stock or other security of the Company.

4.0   OTHER

      4.1 Any arrangements made by the Company with any broker or other persons with whom the Company is or may be involved are the total responsibility of the Company. Upon payment made by the Company to Agent of Agent's fee, Agent will hold the Company free and harmless from any and all claims, liabilities, commissions, fees, or expenses in connection with the transaction from any party who alleges a relationship with or through Agent and the Investors.

      4.2 The Company shall also prepay or reimburse Agent for all necessary expenses which are preapproved by the Company, including, without limitation, acceptable travel and lodging, printing, legal, and mailing cost, that Agent may incur in performance of the Services under this Agreement.

      4.3 The Company shall supply to Agent, logos, trademarks, slogans, and similar designs of itself and all subsidiaries and agrees to Agent's perpetual use thereafter in "Tombstones" that reflect the Agent's fundraising efforts.

      4.4 Either the Company or the Agent can terminate this Agreement for any reason by providing not less than 45 days prior written notice to the other party.

      4.5 In the event of any dispute between the Company and Agent arising under or pursuant to the terms of this Agreement, or any matters arising under the terms of this Agreement, the same shall be settled only by arbitration through NASD Dispute Resolution in Fulton City of Atlanta, State of Georgia, in accordance with the Code of Arbitration Procedure published by NASD Dispute Resolution. The determination of the arbitrators shall be final and binding upon the Company and Agent and may be enforced in any court of appropriate jurisdiction. This Agreement shall be construed by and governed exclusively under the laws of the State of Georgia, without regard to its conflicts of law provisions. The venue shall be in Fulton County, GA

      4.6 This Agreement contains the entire agreement between Agent and the Company concerning the introduction of Investors to the Company and correctly sets forth the rights and duties of each of the parties to each other concerning that matter as of this date. Any agreement or representation concerning the subject matter of this Agreement or the duties of Agent to the Company in relation thereto, not set forth in this Agreement, is null and void.

      4.7 The Company agrees that upon the Closing the Agent will be paid simultaneously with the funding of the Company from the Offering. The Company shall include in any agreement executed by the Company with any Investor regarding the Offering a covenant requiring Agent to be paid its fees hereunder either from the funds held in escrow pending the Closing or directly from the Investors in accordance with the following wiring instructions:




          3060 PEACHTREE ROAD, FLOOR 1100, ATLANTA, GEORGIA, 30305 USA
                      PHONE: 404-479-8300 FAX: 877-660-9935

            Account Name:          J.P. Turner & Company, L.L.C.
            Bank:                  Wachovia Bank of Georgia
            Address:               4465 Buckhead Loop, Atlanta, GA 30326
            Phone:                 404-995-8740
            Fax:                   404-995-8755
            ABA Routing #:         061-000-010
            Account #:             186-834-16

            The Warrant shall be assigned to J.P. Turner & Company, L.L.C. and emailed or mailed to the following address:

            power@jpturner.com
            ------------------

                    or

            J.P. Turner & Company, L.L.C.
            Attention: Patrick J. Power, Managing Director of Investment Banking 3036 Peachtree Road, 11th Floor
            Atlanta, GA 30326
            Phone:404-479-8300
            Fax: 877-660-9935

      4.8 The Company agrees to indemnify and hold harmless Agent and each person, if any, who controls Agent within the meaning of the Securities Act of 1933, as amended (the "Act"), its officers, employees, Agent's counsel (collectively, the "Agent and its Personnel") from and against any losses, claims, damages or liabilities, joint or several (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense, investigation and collection and all attorneys' fees), to which Agent and its Persoonel may become subject, under the Act or otherwise, insofar, as such losses, claim, damages or liabilities (or actions in respect thereof); (i) arising out of or are based upon any untrue statement or alleged untrue statement of any material fact made by the Company its officers, employees, agents, and the legal counsel; (ii) arising out of or are based upon any omission or alleged omission of material fact necessary to make any statement not misleading, made by the Company its officers, employees, agents, and its legal counsel,, (iii) arising in any manner out of or in connection with the performing of services by Agent hereunder; (iv) arising out of or based upon any violation of the representations and warranties of the Investor; and (v) arising out of or are based upon any untrue statement or alleged untrue statement of any material fact made by the Company their officers, employees, agents, and the legal counsel.

      4.9 The Company shall include in any agreement executed by the Company with any Investor regarding the Offering, the following representation:
"Investor has performed its own due diligence investigation and had the opportunity to ask questions of the Company and its management team and analyze their responses. Investor has not relied on any representations not made by the Company and that are not expressly set forth in the purchase agreement. The Company has performed its own due diligence investigation and, had the opportunity to ask questions of the Investor and its management team and analyze their responses. The Company has not relied on any representations not made by the Investor and that are not expressly set forth in the purchase agreement. Both parties to the purchase agreement shall release and hold harmless J.P. Turner & Company, L.L.C. from and against any losses, claims, damages or liabilities related to the Offering. Furthermore, both parties recognize that the Agent only act as a finder and other than introducing them, the Agent had and will have no further role."


          3060 PEACHTREE ROAD, FLOOR 1100, ATLANTA, GEORGIA, 30305 USA
                      PHONE: 404-479-8300 FAX: 877-660-9935

      If the foregoing is in accordance with you understanding, kindly confirm your acceptance by signing and returning the Agreement, which will thereupon constitute an agreement between us.


                                            Yours very truly,



                                            William Mello
                                            President
                                            J.P. Turner & Company, LLC




Accepted and approved this 7th day of December, 2003
                           ---        --------



By: /s/ Allen D. Allen
   ----------------------
Mr. Allen D. Allen
Chief Executive Officer
CytoDyn, Inc.
4236 Longridge Avenue
Phone: 818-501-8737
       ----------------
Fax:   323-525-0870
       ----------------











          3060 PEACHTREE ROAD, FLOOR 1100, ATLANTA, GEORGIA, 30305 USA
                      PHONE: 404-479-8300 FAX: 877-660-9935